Exhibit 99.1

FOR RELEASE AT 8:00 a.m., Eastern Time
INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

SAFECO ESTIMATES LOSSES FROM HURRICANE CHARLEY

SEATTLE – (August 25, 2004) – Safeco (NASDAQ: SAFC) announced today that claims stemming from Hurricane Charley are estimated at $45 million in pretax catastrophe losses. This figure represents the estimated losses both from claims received through Aug. 24, 2004 and future expected claims from policyholders whose homes or businesses were destroyed or damaged in the storm. The effect on third-quarter net income is estimated at $29 million after tax, or $0.22 per diluted share. These estimates do not anticipate any reimbursement from the Florida Hurricane Catastrophe Fund or Safeco’s property catastrophe reinsurance.

The estimated pretax losses include:

•	$20 million in personal lines, primarily homeowners claims

•	$25 million in small-business claims

“For our Florida customers and agents, these are trying times. In the course of a single day, thousands of homes and businesses were damaged, and people are now facing the daunting task of rebuilding their lives. Times like these demonstrate the value of our insurance products and our claims professionals who are helping customers recover from this disaster,” said Mike McGavick, Safeco chairman and chief executive officer.

“As soon as we were permitted to enter the damaged areas, Safeco’s National Catastrophe Team began providing emergency funds to help people driven from their homes or businesses,” said McGavick. “We’re also providing support to agents whose power and telephone services were disrupted. Where power is out or telephone access is limited, our claims professionals are visiting policyholders – whether or not they have submitted a claim.”

Safeco has made partial or full payments on many claims so the rebuilding process can begin.

The company will announce its third-quarter financial results on Oct. 19, 2004.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and medium-sized businesses through a national network of independent agents and brokers.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release. The risks and uncertainties include, but are not limited to:

Risks related to the pricing and underwriting of our products, and the subsequent establishment of reserves, such as:

•	Successful implementation of a new-business entry model for personal and commercial lines

•	Ability to appropriately price and reserve for changes in the mix of our book of business

•	Ability to establish pricing for any changes in driving patterns

•	Inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic factors that increase the severity of claims

•	The availability and pricing of our reinsurance, including coverage for loss from terrorism and our ability to collect from our reinsurers

•	The ability to price for or exclude the risk of loss from terrorism on our policies

Risks related to our P&C insurance strategy, such as:

•	Our ability to achieve premium targets and profitability, including realization of growth and business retention estimates

•	Our ability to achieve overall expense goals

•	Our ability to run off our London business and other businesses that we have exited, or intend to exit in the future, without incurring material unexpected charges

Regulatory, judicial and legislative risks, such as:

•	Our ability to freely enter and exit lines of business

•	Our ability to successfully obtain regulatory approval of rates and underwriting guidelines, including price-tiered products and the use of insurance scores that include credit information as a component

•	Interpretation of insurance policy provisions by courts or tax authorities, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices

•	The outcome of any litigation against us

•	Legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates, taxes and availability of coverage

The competitive pricing environment, initiatives by competitors and changes in the competition Unusual loss activity, such as:

•	Weather conditions, including the severity and frequency of storms, hurricanes, hail, snowfall and winter conditions

•	The occurrence of significant natural disasters, including earthquakes

•	The occurrence of significant man-made disasters, such as the terrorist attacks on September 11, 2001, or war

•	The occurrence of bankruptcies that result in losses on insurance products or investments

Financial and economic conditions, such as:

•	Performance of financial markets

•	Availability of bank credit facilities

•	Fluctuations in interest rates

•	General economic conditions

Operational risks, such as:

•	Damage to our infrastructure resulting in a disruption of our operations

•	Internal or external fraud perpetrated against us

We assume no obligation to update any forward-looking statements contained in this news release.

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